Exhibit 99.1

News For Immediate Release

Amplify Energy Announces First Quarter 2019 Results, Midstates Merger Update and

Updated 2019 Guidance

HOUSTON, May 9, 2019—Amplify Energy Corp. (OTCQX: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the first quarter 2019 and updated guidance for the full year 2019.

Key Transaction Highlights and Events

●

Announced a proposed combination on May 6, 2019 with Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates”) in an all-stock, tax-free merger-of-equals transaction with cost-reducing synergies and complementary PDP-weighted producing asset base

●	Strategic and financial highlights of the proposed combination:

o	Creates a diversified platform of long-life, low-risk and shallow decline assets with an attractive 50/50 liquids and gas production mix

o	Strong pro forma balance sheet and liquidity will allow for acceleration of capital return programs

o	Creates a best-in-class free cash flow generating company with top-tier G&A efficiency

o	Expected to achieve approximately $20 million of annual G&A synergies

o	Enhanced scale will drive lower cost of capital and operating expenses

o	Combined company will trade on the NYSE under the ticker “AMPY”

Key First Quarter Operational Highlights

●	During the first quarter this year we generated the following:

o	Daily production of 21.5 MBoe/d, compared to midpoint guidance of 23.0 MBoe/d

o	Net cash provided by operating activities of $11 million for the quarter, compared to the midpoint of guidance of $18 million

o	Adjusted EBITDA of $19 million, slightly below the guidance range of $20 million to $24 million

o	Free cash flow of $2 million that was within the guidance range of $2 million to $6 million

●	Net Debt to Last Twelve Months (“LTM”) EBITDA of 1.8x

●	As of May 3, 2019, net debt was $244 million, inclusive of $21 million of cash on hand

“As we recently announced, Amplify took a meaningful step in transforming the Company into an aggregator of PDP weighted assets,” said Ken Mariani, President and Chief Executive

Officer of Amplify. “Our pending merger with Midstates creates an industry-leading free cash flow generating company, which improves our flexibility to return capital to shareholders. The combined company will be able to leverage benefits of scale which is critical in today’s E&P market and demonstrates our ability to consolidate across a fragmented group of sub-scale, mature basin producers. We will remain opportunistic to identify transactions that offer scalable operations where we can effectively manage costs and deliver incremental free cash flow to our shareholders.”

Mr. Mariani continued, “In regards to our first quarter results, Amplify is pleased to have delivered another positive free cash flow quarter that was driven by lower capital spending and favorable realized pricing. Production was challenged due to a production adjustment from our non-operated wells in East Texas, completion delays on our non-operated Eagle Ford wells and a slower production ramp up from our workover activity on our California properties. Despite these first quarter timing issues, Amplify has maintained our Adjusted EBITDA guidance for the year and increased our expectations for second quarter results as the Eagle Ford wells have now been brought online.”

Key Financial Results

	First Quarter	Fourth Quarter
$ in millions	2019	2018
Average daily production (MBoe/d)	21.5	23.8
Total revenues	$65.2	$75.7
Total assets	$796.2	$836.8
Net Income (loss)	($31.5)	$79.2
Adjusted EBITDA (a non-GAAP financial measure)	$19.0	$32.4
Net debt (1)	$245.1	$244.3
Net debt / LTM Adjusted EBITDA	1.8x	1.5x
Net cash provided by (used in) operating activities	$10.8	$25.2
Total capital	$13.1	$10.2

(1)	As of March 31, 2019 and December 31, 2018, respectively

Midstates Merger Update

On May 6, 2019, Amplify announced a merger-of-equals stock combination with Midstates. The transaction creates a best-in-class free cash flow generating company, with top-tier G&A metrics after synergy realization and improved stock liquidity. The pro-forma company also benefits from low leverage, increased liquidity and the flexibility to pursue an internal portfolio of assets or utilize the platform to add external assets through additional M&A activity. Amplify’s President and Chief Executive Officer Ken Mariani will lead the combined company. The new Board of Directors will include members who currently serve on the Amplify and Midstates Boards.

The merger agreement was unanimously approved by the participating directors of both boards. The Midstates Board of Directors has recommended that the Midstates stockholders vote their shares in favor of the issuance of Midstates common stock to Amplify stockholders in connection with the merger and the Amplify Board of Directors has recommended that the Amplify stockholders vote their shares in favor of the merger.

The transaction is subject to the terms and conditions set forth in the merger agreement, including holders of a majority of Midstates stock present at the special meeting having voted in favor of the stock issuance, holders of a majority of Amplify stock having voted in favor of the merger, the waiting period under the U.S. Hart-Scott-Rodino Act having expired or been terminated early, the Midstates stock being issued to Amplify stockholders in connection with the merger being listed on the NYSE and other customary conditions. Amplify sought, and has received, a technical consent from the lenders in its existing credit facility permitting the consummation of the merger. The merger is expected to close in the third quarter of 2019. A detailed presentation describing the rationale and merits of the merger can be found at www.amplifyenergy.com or www.midstatespetroleum.com.

Open Market Share Buyback Program Update

Subsequent to the closing of the Company’s fourth quarter 2018 tender offer, Amplify’s board of directors authorized a share repurchase program of up to $25 million of Amplify’s outstanding shares of common stock, with repurchases to begin on or after January 9, 2019. Due to the pending merger, the Company has terminated the open market repurchase program. Prior to stopping the program, Amplify had repurchased 169,400 shares at a weighted-average purchase price of $7.35 per share for total consideration of $1.3 million (including fees) with approximately $23.7 million remaining available for share repurchases under the program.

Revolving Credit Facility Update and Liquidity

The Company’s spring 2019 borrowing base redetermination was moved to May 2019 in order to incorporate Midstates’ assets into a revised credit facility. Amplify anticipates finalizing the revised credit facility in June 2019, which will be effective concurrently with the closing of the merger transaction. Midstates’ existing credit facility will be terminated at closing, with any remaining borrowings repaid from the combined entity.

As of May 3, 2019, Amplify had total debt of $265 million under its revolving credit facility, with a current borrowing base of $425 million. Amplify’s liquidity was $179 million, consisting of $21 million of cash on hand and available borrowing capacity of $158 million (including the impact of $1.65 million in outstanding letters of credit).

Comparison of First Quarter Guidance vs Actual Results

	1Q 2019 Guidance (1)			1Q 2019 (2)

	Low		High	Actuals
Net Average Daily Production
Oil (MBbls/d)	8.3	-	8.8	8.4
NGL (MBbls/d)	3.5	-	3.7	2.9
Natural Gas (MMcf/d)	63.4	-	67.4	61.0
Total (MBoe/d)	22.3	-	23.7	21.5

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$2.00	-	$2.50	$1.65
NGL Realized Price (% of WTI NYMEX)	42%	-	47%	40%
Natural Gas Realized Price (% of Henry Hub)	95%	-	99%	113%

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.70	-	$0.80	$0.70
NGL ($ / Bbl)	$4.20	-	$4.70	$5.03
Natural Gas ($ / Mcf)	$0.50	-	$0.60	$0.51

Total ($ / Boe)	$2.22	-	$2.82	$2.41

Average Costs
Lease Operating ($ / Boe)	$13.50	-	$14.50	$14.96
Taxes (% of Revenue) (3)	5.5%	-	6.5%	6.8%
Recurring Cash General and Administrative ($ / Boe) (4)	$2.70	-	$3.00	$3.55

Net Cash Provided by Operating Activities ($MM) (5)		$18		$11

Adjusted EBITDA ($MM) (6)	$20	-	$24	$19
Cash Interest Expense ($MM)	$3	-	$4	$4
Capital Expenditures ($MM)	$14	-	$16	$13
Free Cash Flow ($MM) (6)	$2	-	$6	$2

(1)	Guidance based on NYMEX strip pricing as of February 22, 2019; Average prices of $57.95 / Bbl for crude oil and $2.87 / Mcf for natural gas for 2019
(2)

Actual results for 1Q19 impacted by adoption of new GAAP revenue recognition standard that reduced revenue and GP&T, but had no net impact on Net Cash Provided by Operating Activities or Adjusted EBITDA

(3)	Includes production, ad valorem and franchise taxes
(4)	Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation
(5)	Net Cash Provided by Operating Activities guidance does not include certain restructuring and reorganization expenses or changes in working capital
(6)

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” for a description of Adjusted EBITDA and Free Cash Flow and the reconciliation to the most comparable GAAP financial measure

Production Update

During the first quarter of 2019, Amplify produced 21.5 MBoe/d, which was below the low end of our guidance range for the quarter. First quarter production was primarily impacted by adjustments to non-operated East Texas production, along with a delay in completion activity for ten non-operated Eagle Ford wells and a slower response that anticipated to our California workover program. The East Texas adjustments were made in the first quarter 2019 but also impacted 2018 production volumes, resulting in a larger adjustment to production volumes recorded in the first quarter. The ten Eagle Ford non-operated wells were anticipated to be on production in February, but were not actually brought online until late March. Production volumes from these wells are in line with our expectations with an average IP30 of approximately 1,700 Boe/d. An additional ten Eagle Ford wells will be on production in May as originally scheduled.

In California, Amplify continues to work over some higher volume wells, which we now anticipate bringing back online in the second quarter. In addition, we will be shutting down the Bairoil plant for approximately 14 days in the second quarter for the planned annual turnaround and to install key equipment in advance of the Bairoil plant expansion scheduled to be completed in the fourth quarter.

Operations and Capital Spending Outlook

Amplify’s capital spend for the first quarter was approximately $13 million, which was below quarterly guidance of $14 million to $16 million. The reduced capex was primarily due to a short-term increase in expense workover projects at Beta that caused a deferral in capital projects, and a deferred project at Bairoil, which was deferred to the second quarter.

Approximately 52% of first quarter capital was allocated to drilling and completions in the Eagle Ford, while another 30% was spent primarily on equipment for the Bairoil plant expansion project. The remaining capex focused on workover and infrastructure related projects in California and East Texas.

Second Quarter and Full Year 2019 Guidance

The following guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. Amplify’s updated 2019 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.

Amplify’s second quarter and full year guidance has been adjusted for first quarter timing events and our outlook for the remainder of the year. A summary of the guidance is presented below:

	2Q 2019E (1)			FY 2019E (1)

	Low		High	Low		High
Net Average Daily Production
Oil (MBbls/d)	7.7	-	8.2	8.1	-	9.0
NGL (MBbls/d)	3.2	-	3.4	3.1	-	3.4
Natural Gas (MMcf/d)	59.1	-	62.8	55.9	-	61.7
Total (MBoe/d)	20.8	-	22.1	20.5	-	22.6

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$1.50	-	$2.00	$1.00	-	$1.75
NGL Realized Price (% of WTI NYMEX)	42%	-	47%	42%	-	47%
Natural Gas Realized Price (% of Henry Hub)	95%	-	99%	98%	-	102%

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.70	-	$0.80	$0.65	-	$0.75
NGL ($ / Bbl)	$4.00	-	$4.50	$4.00	-	$4.50
Natural Gas ($ / Mcf)	$0.50	-	$0.55	$0.50	-	$0.55

Total ($ / Boe)	$2.22	-	$2.82	$2.10	-	$2.70

Average Costs
Lease Operating ($ / Boe)	$14.00	-	$15.25	$13.50	-	$15.00
Taxes (% of Revenue) (2)	6.0%	-	6.5%	6.0%	-	6.5%
Recurring Cash General and Administrative ($ / Boe) (3)	$2.75	-	$3.00	$2.75	-	$3.00

Net Cash Provided by Operating Activities ($MM) (4)		$17			$80

Adjusted EBITDA ($MM) (5)	$19	-	$23	$90	-	$102
Cash Interest Expense ($MM)	$4	-	$5	$14	-	$18
Capital Expenditures ($MM)	$21	-	$25	$58	-	$66
Free Cash Flow ($MM) (5)	($7)	-	($3)	$12	-	$24

(1)	Guidance based on NYMEX strip pricing as of April 26, 2019; Average prices of $60.99 / Bbl for crude oil and $2.78 / Mcf for natural gas for 2019
(2)	Includes production, ad valorem and franchise taxes
(3)	Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation
(4)	Net Cash Provided by Operating Activities guidance does not include certain restructuring and reorganization expenses or changes in working capital
(5)

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” for a description of Adjusted EBITDA and Free Cash Flow and the reconciliation to the most comparable GAAP financial measure

Hedging Update

Since Amplify’s previous hedge update on March 6, 2019, the Company has made further additions to its hedge position. The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed or floor prices at which production is hedged for April 2019 through December 2021, as of May 9, 2019.

	2019	2020	2021
Natural Gas Swap Contracts:
Volume (MMBtu)	13,860,000	1,800,000	2,250,000
Weighted Average Fixed Price ($/MMbtu)	$2.88	$2.65	$2.56

Natural Gas Collar Contracts:
Volume (MMBtu)	–	6,240,000	1,950,000
Weighted Average Floor Price ($/MMbtu)	–	$2.64	$2.58
Weighted Average Ceiling Price ($/MMbtu)	–	$2.96	$2.84

Total Natural Gas Derivative Contracts:
Total Natural Gas Volumes Hedged (MMBtu)	13,860,000	8,040,000	4,200,000
Total Weighted Average Fixed/Floor Price ($/MMbtu)	$2.88	$2.64	$2.57

Crude Oil Swap Contracts:
Volume (Bbl)	1,308,000	1,476,600	675,000
Weighted Average Fixed Price ($/Bbl)	$53.29	$56.98	$56.25

Crude Oil Collar Contracts:
Volume (Bbl)	456,000	171,600	–
Weighted Average Floor Price ($/Bbl)	$55.00	$55.00	–
Weighted Average Ceiling Price ($/Bbl)	$63.85	$62.10	–

Total Oil Derivative Contracts:
Total Oil Volumes Hedged (Bbl)	1,764,000	1,648,200	675,000
Total Weighted Average Fixed/Floor Price ($/Bbl)	$53.73	$56.77	$56.25

Natural Gas Liquids Swap Contracts:
Volume (Bbl)	648,000	575,100	273,600
Weighted Average Fixed Price ($/Bbl)	$29.96	$28.88	$27.48

Total Derivative Contracts:
Total Equivalent Volumes Hedged (Boe)	4,722,000	3,563,300	1,648,600
Total Weighted Average Fixed/Floor Price ($/Boe)	$32.63	$36.88	$34.15

Amplify posted an updated hedge presentation containing additional information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which Amplify expects to file with the Securities and Exchange Commission on May 9, 2019.

Conference Call

Amplify will host an investor teleconference today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting Amplify’s website, www.amplifyenergy.com, and clicking on the webcast link or by dialing (833) 883-4379 at least 15 minutes before the call begins and providing the Conference ID: 7860565. The webcast and a telephonic replay will be available for fourteen days following the call and may be accessed by visiting Amplify’s website, www.amplifyenergy.com, or by dialing (855) 859-2056 and providing the Conference ID: 7860565.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amplify expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Amplify believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Amplify, which may cause Amplify’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. All forward-looking statements speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Amplify undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Free Cash Flow. Amplify defines Free Cash Flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities.

Selected Operating and Financial Data (Tables)

 Amplify Energy Corp.

 Selected Financial Data - Unaudited

 Statements of Operations Data

(Amounts in $000s, except per share data)	Three Months Ended March 31, 2019	Three Months Ended December 31, 2018

Revenues:
Oil and natural gas sales	$65,067	$75,653
Other revenues	88	49

Total revenues	65,155	75,702

Costs and Expenses:
Lease operating expense	28,910	29,830
Gathering, processing and transportation	4,657	5,459
Exploration	15	14
Taxes other than income	4,409	5,075
Depreciation, depletion and amortization	11,166	12,402
General and administrative expense	9,308	7,390
Accretion of asset retirement obligations	1,311	1,292
Realized (gain) loss on commodity derivatives	1,277	(3,800)
Unrealized (gain) loss on commodity derivatives	31,210	(71,573)
(Gain) loss on sale of properties	-	2,175
Other, net	143	424

Total costs and expenses	92,406	(11,312)

Operating Income (loss)	(27,251)	87,014

Other Income (Expense):
Interest expense, net	(4,089)	(4,528)
Other income (expense)	-	190
Gain on early extinguishment of debt	-	(3,034)

Total Other Income (Expense)	(4,089)	(7,372)

Income (loss) before reorganization items, net and income taxes	(31,340)	79,642

Reorganization items, net	(187)	(395)
Income tax benefit (expense)	50	-

Net income (loss)	$(31,477)	$79,247

Earnings per share:
Basic and diluted earnings (loss) per share	$(1.42)	$3.06

 Selected Financial Data - Unaudited

 Operating Statistics

(Amounts in $000s, except per share data)	Three Months Ended March 31, 2019	Three Months Ended December 31, 2018

Oil and natural gas revenue:
Oil Sales	$40,057	$43,224
NGL Sales	5,865	8,453
Natural Gas Sales	19,145	23,976

Total oil and natural gas sales - Unhedged	$65,067	$75,653

Production volumes:
Oil Sales - MBbls	752	757
NGL Sales - MBbls	265	330
Natural Gas Sales - MMcf	5,490	6,601

Total - MBoe	1,932	2,187

Total - MBoe/d	21.5	23.8

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$53.28	$57.18
NGL - per Bbl	$22.09	$25.66
Natural gas - per Mcf	$3.49	$3.63

Total - per Boe	$33.67	$34.62

Average unit costs per Boe:
Lease operating expense	$14.96	$13.64
Gathering, processing and transportation	$2.41	$2.50
Taxes other than income	$2.28	$2.32
General and administrative expense	$4.82	$3.38
Depletion, depreciation, and amortization	$5.78	$5.67

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	March 31, 2019	December 31, 2018

Total current assets	$60,301	$105,597
Property and equipment, net	630,125	628,181
Total assets	796,183	836,843
Total current liabilities	59,023	50,418
Long-term debt	270,000	294,000
Total liabilities	410,686	420,285
Total equity	385,497	416,558

Selected Financial Data - Unaudited

Statements of Cash Flows Data

(Amounts in $000s, except per share data)	Three Months Ended March 31, 2019	Three Months Ended December 31, 2018

Net cash provided from operating activities	$10,800	$25,171
Net cash provided by (used in) investing activities	(10,500)	51,657
Net cash provided by (used in) financing activities	(25,128)	(38,986)

 Selected Operating and Financial Data (Tables)

 Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

 Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2019	December 31, 2018

Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$10,800	$25,171
Changes in working capital	3,006	2,898
Interest expense, net	4,089	4,528
Gain (loss) on interest rate swaps	94	-
Amortization of deferred financing fees	(308)	(269)
Reorganization items, net	187	395
Exploration costs	15	15
Acquisition and divestiture related costs	364	(764)
Severance payments	39	34
Plugging and abandonment cost	305	591
Current income tax expense (benefit)	(50)	-
Other	493	(176)

Adjusted EBITDA:	$19,034	$32,423

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$19,034	$32,423
Less: Cash interest expense	4,050	4,438
Less Capital expenditures	13,096	10,222

Free Cash Flow:	$1,888	$17,763

 Selected Operating and Financial Data (Tables)

 Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

 Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2019	December 31, 2018

Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(31,477)	$79,247
Interest expense, net	4,089	4,528
Gain (loss) on early extinguishment of debt	-	3,034
Income tax expense	(50)	-
Depreciation, depletion and amortization	11,166	12,402
Accretion of asset retirement obligations	1,311	1,292
(Gains) losses on commodity derivatives	32,487	(75,373)
Cash settlements on expired commodity derivatives	(1,277)	3,800
Acquisition and divestiture related costs	364	(764)
Reorganization items, net	187	395
Share-based compensation expense	1,936	1,108
(Gain) loss on sale of properties	-	2,175
Exploration costs	15	15
Loss on settlement of AROs	143	424
Bad debt expense	101	106
Severance payments	39	34

Adjusted EBITDA:	$19,034	$32,423

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$19,034	$32,423
Less: Cash interest expense	4,050	4,438
Less Capital expenditures	13,096	10,222

Free Cash Flow:	$1,888	$17,763

	Mid-Point	Mid-Point
	For Quarter Ended	For Year Ended
(in millions)	6/30/2019	12/31/2019

Calculation of Adjusted EBITDA:

Net income	$5	$32
Interest expense	4	16
Depletion, depreciation, and amortization	12	48

Adjusted EBITDA	$21	$96

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA:

Net cash provided by operating activities	$17	$80
Changes in working capital	–	–
Cash Interest Expense	4	16

Adjusted EBITDA	$21	$96

Reconciliation of Adjusted EBITDA to Free Cash Flow:

Adjusted EBITDA	$21	$96
Cash Interest Expense	(4)	(16)
Capital expenditures	(23)	(63)

Free Cash Flow	($6)	$18

Contacts

Amplify Energy Corp.

Martyn Willsher – Chief Financial Officer

(713) 588-8346

martyn.willsher@amplifyenergy.com